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                                                                   EXHIBIT 10.9

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, by and between Rite Aid Corporation, a Delaware corporation (the "Company") and Robert G. Miller ("Executive") is entered into as of the 7th day of May, 2001 (the "Effective Date").

         WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated as of December 5, 1999, as supplemented by side letter dated April 5, 2000 between counsel (the "Employment Agreement"); and

         WHEREAS, the Company wishes to provide Executive additional bonus compensation to further incentivize Executive to remain in the employment of the Company;

         NOW, THEREFORE, in consideration of the mutual premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

         1. Amendment to Employment Agreement. As of the Effective Date, the Employment Agreement is hereby amended to incorporate by reference therein a new Appendix B, which is attached hereto as Exhibit 1.

         2. Employment Agreement to Remain in Effect. Except as modified by this Amendment No. 1, the Employment Agreement shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, the Additional Incentive Bonus payable to Executive as provided in Exhibit 1 shall not in any way limit and is not in derogation of the Company's obligations to fully indemnify Executive for fees, costs and expenses and any other matters (including the Kroger Suit referred to in Exhibit 1) pursuant to Section 3(f) of the Employment Agreement. In the event of a conflict between the provisions of this Amendment No. 1 and the Employment Agreement, this Amendment No. 1 shall be controlling.

         3. Capitalized Terms. Capitalized terms used herein or in Exhibit 1 and not otherwise defined shall have the respective meanings set forth in the Employment Agreement.

         4. Fees and Expenses. Promptly following the execution and delivery of this Amendment No. 1 by Executive, the Company shall reimburse Executive for legal fees and expenses incurred by Executive in negotiating and entering into this Amendment No. 1 (and incidental matters contemplated hereby).

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         IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to due authorization, the Company has caused this Amendment No. 1 to be executed in its name and on its behalf, all as of the date and year first above written.


                                           RITE AID CORPORATION


                                           By   /s/ Elliot Gerson
                                              --------------------------------
                                           Its Senior Executive Vice President

                                            /s/ Robert G. Miller
                                           -----------------------------------
                                           Robert G. Miller


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                                    Exhibit 1

                                   APPENDIX B

         1. Entitlement to Incentive Bonus. In addition to the bonus and other compensation provided in the Employment Agreement, the Company shall pay Executive an incentive bonus in the amount set forth in Section 2 below (the "Additional Incentive Bonus") on or within 5 days after the date first described below:

             (a) The Additional Incentive Bonus shall be paid on January 1, 2002, if Executive is either an employee or a member of the Board of Directors of the Company on that date; or

             (b) The Additional Incentive Bonus shall be paid on the Date of Termination under the Employment Agreement, if Executive's employment is terminated, prior to, January 1, 2002 (i) by reason of Executive's death or Disability, (ii) by the Company without Cause, or (iii) by Executive for Good Reason; or

             (c) The Additional Incentive Bonus shall be paid on the Date of Termination under the Employment Agreement, if Executive terminates his employment for any reason (or the Company terminates Executive's employment for any reason) prior to January 1, 2002 but such Date of Termination is simultaneous with or after the occurrence of a Change in Control of the Company; or

             (d) The Additional Incentive Bonus shall be paid on the date Executive is neither an employee nor a member of the Board of Directors of the Company (except that this clause (d) shall not apply if Executive is no longer a member of the Board of Directors as a result of Executive's voluntary resignation from the Board or the termination by the Company of his Board service simultaneously with or following termination by the Company of his employment for Cause) if such date is prior to January 1, 2002.

The date as of which Executive first becomes entitled to receive the Additional Incentive Bonus is referred to as the "Bonus Payment Date." For purposes of this Amendment No. 1, Executive shall be deemed to be an employee of the Company (and accordingly his employment shall be deemed not to have terminated) unless and until the Date of Termination has occurred. Notwithstanding anything to the contrary herein, Executive shall not be entitled to receive any Additional Incentive Bonus if the company properly terminates Executive's employment for Cause and the actual Date of Termination is prior to January 1, 2002 and no Change in Control of the Company has occurred on or prior to such Date of Termination.

         2. Amount of Incentive Bonus. The amount of the Additional Incentive Bonus shall be equal to the sum of(i) $5,022,658 (the "Base Amount"), plus (ii) simple interest thereon at the rate of nine percent (9%) per annum from December 5, 1999 through the applicable Bonus Payment Date (such sum, the "Additional Bonus Amount") subject to offset only in accordance with Section 3 below and repayment only in accordance with Section 4 below.

         3. Reduction in the Amount of the Incentive Bonus. If, on or prior to the Bonus Payment Date, there has occurred a final settlement and/or a binding, nonappealable judgment by a court or other tribunal of competent jurisdiction (in either case, a "Final Determination") of all claims (including all Related Claims as defined below) in the lawsuit captioned Robert G. Miller v. The Kroger Co. (U.S. District Court, District of Oregon No. CV 00-182 NA) including any substitute or successor litigation thereto (collectively, the "Kroger Suit"), then the Additional Bonus Amount payable to Executive shall be reduced (but not below zero) by an amount equal to the excess, if any, of (i) the amount of any consideration paid by The Kroger Co. to Executive, that is not subject to forfeiture or offset, pursuant to such Final Determination (but excluding any payment in respect of punitive damages or by way of penalty) less (ii) the sum, without double counting, of (x) any consideration paid or payable by Executive


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pursuant to or in connection with such Final Determination (and any counterclaims or cross-claims ("Related Claims") arising from, related to or in connection with the departure by Executive and/or any other employee from The Kroger Co., their consideration of and conduct in relation to employment by the Company and/or their, or anyone else's subsequent employment with the Company) and (y) all unpaid amounts (including, in any event, attorneys' fees and costs incurred by Executive in connection with the Kroger Litigation or Related Claims that have not been paid by the Company) required to be indemnified by the Company pursuant to Section 3(f) of the Employment Agreement (any such excess, the "Net Recovery Amount"). It is understood that there shall be no reduction of or offset to the Additional Incentive Bonus required to be paid by the Company to Executive by virtue of any Net Recovery Amount unless Executive shall have received the Net Recovery Amount prior to the Bonus Payment Date and a Final Determination has resolved all Related Claims against Executive by or in the right of The Kroger Co. and its affiliates.

         4. Reimbursement of Amounts by Executive. Subject to the limitations set forth in Section 4(d), in the event the Company timely pays the full Additional Incentive Bonus to Executive pursuant to Section 1(a) (A) on January 1, 2002 or within 5 days thereafter (in the ease of subsection (a) below) or (B) prior to a Final Determination (in the Case of subsection (b) below), Executive shall be required to reimburse the Company for the amounts set forth in subsections (a) and (b) below (in the aggregate, the "Reimbursement Obligation"), provided, that in no event shall the aggregate amount of the Reimbursement Obligation exceed the amount of the Additional Incentive Bonus actually paid by the Company to Executive, plus attorneys' fees, if any, received by Executive pursuant to the Final Determination and already reimbursed by the Company.

             (a) Proration of Incentive Bonus if Executive Terminates Employment Without Good Reason or Company Terminates for Cause between January 1, 2002 and December 5, 2002, Executive is not a Director and No Change in Control Has Occurred. If (i) Executive's employment is terminated by Executive without Good Reason or by the Company with Cause, (ii) the applicable Date of Termination is after January 1, 2002 and before December 5, 2002, (iii) no Change in Control of the Company has occurred prior to such Date of Termination (iv) Executive is not a member of the Board of Directors of the Company by reason of his voluntary resignation from the Board or the termination by the Company of his Board service prior to December 5, 2002 simultaneously with or following termination by the Company of his employment for Cause and (v) as provided above, the Company timely paid the full Additional Incentive Bonus pursuant to Section 1(a) on January 1, 2002, then the Additional Incentive Bonus to which Executive is entitled (the "Pro Rated Bonus") shall be deemed retroactively prorated, such that Executive shall be obligated to reimburse the Company for an amount equal to the excess, if any, of (x) the amount of the Additional Incentive Bonus actually paid to Executive over (y) the product of (A) the Additional Incentive Bonus actually paid and (B) a fraction, the numerator of which is the number of days between December 5, 1999 and the applicable Date of Termination (or, if later, the date of termination, of Board service), and the denominator of which is 1096, less any amount theretofore paid or payable by Executive to the Company pursuant to Section 4(b).

             (b) Reimbursement if Executive Receives an Award in the Kroger Litigation After Receipt of Additional Incentive Bonus. If the Final Determination occurs after the Bonus Payment Date and, as provided above, the Company timely paid the full Additional Incentive Bonus pursuant to Section 1(a) on the Bonus Payment Date, Executive shall be obligated to reimburse the Company for an amount equal to the Net Recovery Amount received by Executive (not to exceed the Additional Bonus Amount theretofore actually paid by the Company to Executive, less any amount theretofore paid or payable by Executive to the Company pursuant to Section 4(a)), plus attorneys' fees, if any, received by Executive pursuant to the Final Determination and already reimbursed by the Company.

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             (c) Reimbursement Obligation Deferred Until Executive Receives
Amounts in Excess of What Executive Is Entitled to Retain. Executive shall pay the Company the amounts required under Section 4(a) or (b) within 15 days following the date as to which any such Reimbursement Obligation arises, provided, that any such payment obligation (or portion thereof) shall not arise and shall be deferred until such time or times as Executive shall actually have received payment from the Additional Incentive Bonus and any Net Recovery Amount an amount that, in the aggregate, is in excess of the Pro Rated Bonus actually paid (in the case of Section 4(a)) or the full Additional Bonus Amount (in the case of Section 4(b)) and all legal fees then due in connection with the Kroger Suit have been paid or reimbursed. Any excess recovery in the Kroger Suit beyond the amount of the Reimbursement Obligation shall be retained by Executive.

             (d) Amounts Payable to the Company. Any amount payable by Executive to the Company pursuant to this Section 4 shall be net of: (x) any tax detriment of any nature whatsoever suffered by Executive with respect to receipt of the Additional Incentive Bonus, or portion thereof, the payment of the Reimbursement Obligation and/or the receipt of any funds giving rise to the Reimbursement Obligation, including without limitation, the tax detriments set forth in
Schedule 1 attached hereto (it being the intent of the parties that Executive be in the same net after-tax position as if Executive (i) could deduct one-hundred percent (100%) of the amount reimbursed to the Company in the year such reimbursement is made and (ii) was not subject to any withholding, employment or other incremental taxes from having received an excess payment from the Company or Kroger Co., as the case may be, that is thereafter paid to the Company) and
(y) without duplication of any amounts already deducted in the calculation, all amounts then owed, or which Executive in his good faith believes are owed, by the Company to Executive pursuant to Section 3(f) of the Employment Agreement.

         5. Amendment to Section 2(a) of Employment Agreement. The last line of
Section 2(a) of the Employment Agreement shall be amended to delete the words "from the Board and." It is understood that Executive shall not be required to resign from the Company's Board of Directors as a result of termination of his employment prior to December 5, 2002 unless his employment simultaneously or previously has been terminated by the Company for "Cause."

         6. Payments. All amounts payable by the Company to Executive pursuant to this Amendment No. 1 (including without limitation any amounts due as a result of the application of Section 5(e) of the Employment Agreement) shall, be paid in a lump sum in cash, by wire transfer to an account designated by Executive.

         7. Conduct of Kroger Litigation Settlement. The Company acknowledges and agrees that Executive shall have the full right to conduct the litigation with The Kroger Co. and its affiliates, including the defense of any counterclaim arising in connection therewith, in such manner as Executive may determine in his sole discretion. The Company further acknowledges and agrees that Executive has and shall have no duty to the Company to enter into or refrain from entering into any proposed settlement agreement, or to agree to or reject any particular term or condition thereof, and that Executive may enter into a settlement agreement with The Kroger Co. and its affiliates on terms and conditions acceptable to the Executive, or reject any proposed settlement in his sole discretion.

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                                   Schedule I

                                 TAX DETRIMENTS


Detriments to be taken into account shall, include:

         (a) any decrease in personal itemized deductions resulting from an increase in Executive's adjusted gross income ("AGI") (including the 7.5% (medical), 2% (miscellaneous) and 3% (general) AGI adjustments);

         (b) Executive's portion of the increased Medicare premium resulting from the receipt of the Additional Incentive Bonus and the Net Recovery Amount; and

         (c) any increased alternative minimum tax ("AMT") resulting from the treatment of state income taxes claimed as a deduction by Executive in respect of the Additional Incentive Bonus and the Net Recovery Amount.

         (d) the amount of the Reimbursement Obligation disallowed as a deduction or as a result of the 2% floor imposed on miscellaneous itemized deductions in the year in which it is paid;

         (e) any increased AMT resulting from the treatment of the Reimbursement Obligation for AMT purposes;

         (f) any detriment related to the time value of money determined on the basis of an 8% annual discount rate resulting from a carryover or carry back, if any, of any portion of such Reimbursement Obligation that is not currently deductible in the year in which it is paid;

         (g) any detriment resulting from the application of any limitation imposed upon the deductibility of the Reimbursement Obligation for state law purposes in the year in which it is paid;

         (h) any detriment resulting from differences in tax brackets applied to Executive's taxable income for the taxable year that the Additional Incentive Bonus is received versus the tax brackets applied to Executive's taxable income for the taxable year that the Reimbursement Obligation is claimed as a deduction; and

         (i) any detriment resulting from a change in either Federal, state, or local tax laws, including changes in the tax rates.


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